UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 21, 2017

Enstar Group Limited
(Exact name of registrant as specified in its charter)

Bermuda	001-33289	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box HM 2267, Windsor Place, 3rd Floor 22 Queen Street, Hamilton HM JX Bermuda	N/A
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (441) 292-3645

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 21, 2017, the Board of Directors (the “Board”) of Enstar Group Limited (the “Company”) appointed Jie Liu to fill an existing vacancy on the Board with immediate effect. The appointment was recommended to the Board by the Company’s Nominating and Governance Committee, which is comprised entirely of independent directors. Mr. Liu was appointed as a Class I director with a term expiring at the Company's annual general meeting in 2019. He will be considered for committee appointments in the future.
Mr. Liu, age 38, is a Managing Director of Hillhouse Capital Management, Ltd. (“Hillhouse”) and has been with Hillhouse since 2015. Prior to joining Hillhouse, Mr. Liu was Head of Credit and a Senior Portfolio Manager at Sentry Investments, a leading Canadian asset manager. Mr. Liu also served as a fixed income research analyst at RBC Capital Markets and a credit rating specialist at Standard & Poor’s. Mr. Liu obtained his M.A. in Economics from the University of Toronto and M.Sc. in Finance from the University of New Brunswick. He is also a CFA charterholder.
As a non-employee director, Mr. Liu will be eligible to participate in the Company's Deferred Compensation and Ordinary Share Plan for Non-Employee Directors, which is described in the Company’s Proxy Statement filed with the U.S. Securities and Exchange Commission on April 29, 2016 (the “Proxy Statement”) under the heading, “Director Compensation - Deferred Compensation Plan.”
Mr. Liu has entered into an indemnification agreement with the Company, which includes the same terms as the indemnification agreements executed with each of the Company's other current directors. These terms are described in the Proxy Statement under the heading, “Certain Relationships and Related Transactions - Indemnification of Directors and Officers; Director Indemnity Agreements.” As previously announced in the Current Report on Form 8-K filed by the Company on December 16, 2016 (incorporated herein by reference), funds managed by Hillhouse hold shares in the Company and have invested in KaylaRe Holdings Ltd., a non-consolidated equity investment affiliated with the Company.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENSTAR GROUP LIMITED

Date: February 27, 2017	By:	/s/ Mark W. Smith
Mark W. Smith
Chief Financial Officer